                               ITEM 24. (B) 8 (a)

                                SERVICE AGREEMENT

                                       AND

                        INDEMNITY COMBINATION COINSURANCE
                       AND MODIFIED COINSURANCE AGREEMENT

                          OF VARIABLE ANNUITY CONTRACTS

                                     BETWEEN

                  JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

                                       AND

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                    TREATY 10

                                TABLE OF CONTENTS

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                                                                            ----
ARTICLE 1  DEFINITIONS...................................................      1
ARTICLE 2  PURPOSE OF AGREEMENT..........................................      3
   Section 2.01  Purpose of Agreement....................................      3
ARTICLE 3  COVERAGES TO BE REINSURED.....................................      3
   Section 3.01  Cession.................................................      3
   Section 3.02  Modified Coinsurance....................................      3
   Section 3.03  Coinsurance.............................................      3
ARTICLE 4  INDEMNITY REINSURANCE PROVISIONS..............................      4
   Section 4.01  Basis of Reinsurance....................................      4
   Section 4.02  Annuitizations..........................................      4
   Section 4.03  Spousal Conversions.....................................      4
   Section 4.04  Contract Changes........................................      4
   Section 4.05  Non -Spousal "Stretch" Settlements......................      4
ARTICLE 5  ACCOUNTING, PAYMENTS AND PROCEDURES...........................      5
   Section 5.01  Effective Date Accounting...............................      5
   Section 5.02  Adjustments.............................................      5
   Section 5.03  Further Adjustments.....................................      5
   Section 5.04  No Ceding Allowance.....................................      5
   Section 5.05  Initial Coinsurance Reinsurance Premium.................      5
   Section 5.06  Initial Modco Reinsurance Premium and Reserve Adjustment
   Section 5.07  Reserves................................................      6
   Section 5.08  Adjustments Relating to Errors and Incorrect Data ......      6
   Section 5.09  DAC Tax Calculations....................................      6
   Section 5.10  Premium Tax.............................................      7
   Section 5.11  Quarterly Accounting and Settlement.....................      7
   Section 5.12  Delayed Quarterly Settlement............................      7
ARTICLE 6  SERVICE.......................................................      8
   Section 6.01  Services................................................      8

                                TABLE OF CONTENTS
                                   (continued)

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
   Section 6.02  Delegation..............................................      9
   Section 6.03  Complaint Processing....................................      9
ARTICLE 7  REGULATORY APPROVALS..........................................      9
   Section 7.01  Regulatory Approval.....................................      9
   Section 7.02  Regulatory Approval Following Amendment.................      9
   Section 7.03  Best Efforts............................................     10
   Section 7.04  Filing..................................................     10
ARTICLE 8  REPRESENTATIONS AND WARRANTIES OF CEDING COMPANY..............     10
   Section 8.01  Authority...............................................     10
   Section 8.02  Other Representations  and Warranties...................     10
ARTICLE 8A REPRESENTATIONS AND WARRANTIES OF REINSURER...................     12
   Section 8A.01 Authority...............................................     12
   Section 8A.02 Conduct of Business.....................................     14
ARTICLE 9  RECORDS, FEES AND OWERSHIP OF PREMIUMS........................     14
   Section 9.01  Records.................................................     14
   Section 9.02  Fees....................................................     14
   Section 9.03  Ownership of Premiums...................................     14
   Section 9.04  Bank Accounts...........................................     14
   Section 9.05  Authorizations..........................................     15
   Section 9.06  Security Agreement......................................     15
ARTICLE 10 INDEMNIFICATION...............................................     15
   Section 10.01 Indemnification of Reinsurer............................     15
   Section 10.02 Indemnification of Ceding Company.......................     16

                                TABLE OF CONTENTS
                                   (continued)

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                                                                            ----
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ARTICLE 11 CLAIMS INVESTIGATIONS: PUNITIVE DAMAGES.......................     17
   Section 11.01 Investigation of Claims: Punitive Damages...............     17
ARTICLE 12 ARBITRATION...................................................     17
   Section 12.01 Arbitration Clause......................................     17
ARTICLE 13 DELIVERIES AS OF THE EFFECTIVE DATE...........................     18
   Section 13.01 Deliveries by Ceding Company............................     18
   Section 13.02 Deliveries by Reinsurer.................................     18
ARTICLE 14 GENERAL PROVISIONS............................................     19
   Section 14.01 Successors, Assigns.....................................     19
   Section 14.02 Entire Agreement........................................     19
   Section 14.03 Non-Waiver of Rights....................................     19
   Section 14.04 Governing Law...........................................     19
   Section 14.05 Rights..................................................     19
   Section 14.06 Counterparts............................................     19
   Section 14.07 Correspondence..........................................     19
   Section 14.08 Duration................................................     19
   Section 14.09 Notices.................................................     20
   Section 14.10 Cooperation.............................................     20
   Section 14.11 Insolvency..............................................     20
   Section 14.12 Cut-Through Provision...................................     21
   Section 14.13 Audit of Records and Procedures.........................     21
   Section 14.14 Termination.............................................     21
   EXHIBIT A - Description of Reinsured Contracts........................    A-1
   EXHIBIT B - Form of Effective Date Accounting.........................    B-1
   EXHIBIT C -Assets                                                         C-1


                                TABLE OF CONTENTS
                                   (continued)

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   EXHIBIT D - Reinsurance Gain..........................................    D-1
   EXHIBIT E - Form of Quarterly Accounting and Settlement Report........    E-1
   SCHEDULE 8.02(b) - Material Litigation and Regulatory Action..........    F-1

     THIS AGREEMENT is made and entered into as of the first day of January 2010, (herein "Effective Date") between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) of Bloomfield Hills, Michigan (herein "Ceding Company"), AND JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK of Valhalla, New York, (herein "Reinsurer").

                                    RECITALS

     A. Ceding Company is incorporated under the laws of Michigan and is qualified to do business as a capital stock legal reserve life and health insurer. The administrative offices of Ceding Company are located in Boston, Massachusetts.

     B. Reinsurer is incorporated under the laws of New York, and is qualified to do business as a capital stock legal reserve life and health insurer and as a reinsurer. The administrative offices of Reinsurer are located in Valhalla, New York.

     C. Following the merger of John Hancock Life Insurance Company with and into the Ceding Company (the "Merger"), Ceding Company shall have on its books certain variable annuity contracts, including certain combination fixed and variable annuity contracts, which it desires to cede 100% hereunder, and, subject to the terms of this Agreement, Reinsurer desires to reinsure 100% of such contracts.

     D. Although Ceding Company will continue to be legally obligated to the contract holders, in accordance with its terms, this Agreement is intended to transfer the economic benefits and liability to the Reinsurer.

                                    AGREEMENT

     NOW, THEREFORE, IN CONSIDERATION of the mutual and foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do freely and voluntarily agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.01 As used herein, the following terms shall have the following meanings:

     "Accounting Period" shall mean the calendar quarter beginning on the Effective Date and ending on March 31, 2010, and each calendar quarter thereafter while this Agreement remains in effect.

     "Agreement" shall mean this Service Agreement and Indemnity Combination Coinsurance and Modified Coinsurance Agreement of Variable Annuity Contracts Between John Hancock Life Insurance Company (U.S.A) and John Hancock Life Insurance Company of New York and all Exhibits and Schedules hereto, and all amendments entered into in accordance with Section 14.02.

     "Annual Statement" shall mean the 2009 Annual Statement of John Hancock Life Insurance Company for the year ended December 31, 2009.

     "Bank Accounts" shall have the meaning ascribed to that term in Section
9.04.

     "Coinsurance Reserves" shall mean the statutory reserve for the obligations reinsured pursuant to Section 3.03.

     "Continuing Producer" shall mean a former appointed insurance producer of the Ceding Company who was authorized to solicit applications for the Reinsured Contracts and who may act as an appointed insurance producer of the Reinsurer after the Effective Date.

     "Effective Date" shall mean January 1, 2010.

     "Effective Date Accounting" shall have the meaning ascribed to that term in
Section 5.01.

     "Modified Coinsurance Reserve" shall mean the statutory reserve for the obligations reinsured pursuant to Section 3.02

     "Net Coinsurance Reserve" shall have the meaning ascribed to that term in
Section 5.01.

     "Reinsurance Claims" shall mean contract benefits paid or accrued to contractholders under the Reinsured Contracts including but not limited to Death Claims, Withdrawals and Surrenders, and Fixed and Variable Annuitization Claims.

     "Reinsured Contracts" shall mean the contracts described in Exhibit A which is attached hereto and made a part hereof. Notwithstanding anything contrary in this Agreement, Reinsured Contracts: (a) shall, with respect to any group contracts, be deemed to include only certificates issued in New York; (b) shall not include any contract for which any applicable Initial Coinsurance Reinsurance Premium described in Section 5.05, Initial Modco Reinsurance Premium described in Section 5.06, or any adjustment thereto as described in Sections 5.02, 5.03 or 5.08, are not actually transferred to Reinsurer, and (c) shall not include any retained asset account established prior to the Effective Date to pay death benefits under such contract.

     "Related Agreements" shall mean the agreements providing for the payment of commissions relating to the Reinsured Contracts.

     "Separate Accounts" means the segregated asset accounts of Ceding Company that were established as John Hancock Variable Annuity Account H, John Hancock Variable Annuity Account U and John Hancock Variable Annuity Account V to fund the variable portion of the Reinsured Contracts and succeeded to by the Ceding Company in the Merger. For purposes of this Treaty 10, "Separate Accounts" shall also mean the segregated asset account of Ceding Company designated "3SA00" that was established for purposes of funding reserve obligations of Reinsured Contracts with respect to fixed income investment allocations that may be subject to a market value adjustment. Any such reserve obligations shall be reinsured on a modified coinsurance basis with the Reinsurer in accordance with the terms of this Treaty 10.

     "Treaty # 11" shall mean the Service Agreement and Indemnity Coinsurance Agreement of Annuity Contracts and Certificates Between John Hancock Life Insurance Company (U.S.A) and John Hancock Life Insurance Company of New York dated January 1, 2010 and designated as Treaty # 11, and all Exhibits and Schedules thereto, and all amendments entered into in accordance with its terms.

                                    ARTICLE 2

                              PURPOSE OF AGREEMENT

     Section 2.01 Purpose of Agreement. The purpose of this Agreement is to provide for the one hundred percent (100%) indemnity reinsurance by Reinsurer of all of the interest of Ceding Company in the Reinsured Contracts and to provide for servicing of such Reinsured Contracts. The reinsurance and service responsibilities are subject to the terms and conditions set forth herein. Reinsurer shall not accept any liabilities of Ceding Company other than those express, written contractual liabilities set forth in the Reinsured Contracts and the Related Agreements. Reinsurer shall be obligated only under the express, written terms of the Reinsured Contracts and the Related Agreements and shall not be bound by any sales materials or other written or verbal representations stated or implied by either Ceding Company or any of its representatives, agents, or other parties or liable for any matter other than contractual liabilities under the express, written terms of the Reinsured Contracts and the Related Agreements. Reinsurer shall not assume liability for: (a) any misrepresentations that have been made or allegedly have been made to the contractholders of Ceding Company, or to its representatives, agents, or other parties on or prior to the Effective Date or (b) for any alterations in the terms of the Reinsured Contracts and the Related Agreements not expressly reflected in the books and records of the Ceding Company transferred to Reinsurer on the Effective Date pursuant to the terms of this Agreement.

                                    ARTICLE 3

                            COVERAGES TO BE REINSURED

     Section 3.01 Cession. Ceding Company agrees to cede, and does cede, as of the Effective Date, all of Ceding Company's rights and interest in the Reinsured Contracts and the Related Agreements so that then and thereafter, as between the parties to this Agreement, Ceding Company shall have no liability for the express, written benefits under the Reinsured Contracts or the Related Agreements.

     Section 3.02 Modified Coinsurance. Reinsurer agrees to accept, and it does accept as of the Effective Date, cession of the Reinsured Contracts, and to assume, and it does assume, on a modified coinsurance basis, all Separate Account obligations and liability as may be related to express, written contractual liability insured under the Reinsured Contracts and provided under the Related Agreements after such date.

     Section 3.03 Coinsurance. Reinsurer agrees to accept, and it does accept as of the Effective Date, cession of the Reinsured Contracts, and to assume, and it does assume, on a 100% indemnity coinsurance basis, all general account liability as relates to all remaining written contractual liability not assumed in accordance with Section 3.02, except as otherwise provided in Section 4.02.

                                    ARTICLE 4

                        INDEMNITY REINSURANCE PROVISIONS

     Section 4.01 Basis of Reinsurance. On and after 12:01 a.m., New York time, on the Effective Date, Ceding Company's liabilities under the Reinsured Contracts shall be reinsured on a one hundred percent (100%) indemnity coinsurance and modified coinsurance basis by Reinsurer.

     Section 4.02 Annuitizations. Reinsurer's assumption of 100% of the liabilities and benefits of the Reinsured Contracts shall be continuous and uninterrupted in the event a Reinsured Contract is settled, in whole or in part, as a fixed annuity payout. Proceeds so applied to a fixed annuity payout under any such Reinsured Contract shall be reflected as a Fixed Annuitization in the Quarterly Accounting and Settlement in accordance with Section 5.11, and a reinsurance premium for a single premium immediate annuity ("SPIA") contract pursuant to the terms and conditions of that certain coinsurance agreement effective on the Effective Date between the parties and designated Treaty Number 11.

     Section 4.03 Spousal Conversions. After the Effective Date, Ceding Company's Reinsured Contracts that permit a surviving spouse to continue a Reinsured Contract in that surviving spouse's name shall, upon any such continuance, immediately become a Reinsured Contract within the meaning of this Agreement.

     Section 4.04 Contract Changes. Ceding Company agrees that it shall not make any changes after the Effective Date in the provisions and conditions of a Reinsured Contract; provided, however, that after the Effective Date, Ceding Company may make changes regarding non-guaranteed Contract provisions of the Reinsured Policies (e.g. Mortality charges and interest rates). Ceding Company agrees that it will follow its normal financial management processes that it follows on its own business with regard to the Reinsured Policies and confer with the Reinsurer prior to making any such changes. It is the parties' expectation that the Ceding Company will credit a rate on the fixed account portion, if any, of the Reinsured Policies under the Ceding Company's current crediting rate practice. If the Ceding Company elects to credit interest rates outside its current crediting practice, the Ceding Company shall first provide the Reinsurer with the description of the Ceding Company's proposed strategy and the Ceding Company's justification for crediting interest rates outside its current crediting rate practice, and seek the Reinsurer's consent. Such consent shall not be unreasonably withheld. At Reinsurer's request, Ceding Company shall report its current crediting rates to Reinsurer (through electronic means or otherwise) in such format and at such times as may be mutually agreed for purposes of Reinsurer's administration and preparation of statutory accounting reports in accordance with Section 6.01.

     Section 4.05 Non-Spousal Beneficiary "Stretch" Settlements. The Reinsured Contracts include death benefit settlements pursuant to which a non-spousal beneficiary receives death benefit proceeds for a period not to exceed the lesser of the life or lifetime expectancy (pursuant to U.S. Treasury Regulations) of such beneficiary ("Stretch Settlement"). Any amounts distributed during an Accounting Period under a Stretch Settlement shall be reflected as a Death Benefit in that Accounting Period's Quarterly Accounting and Settlement in accordance with Section 5.11.

                                    ARTICLE 5

                      ACCOUNTING. PAYMENTS, AND PROCEDURES

     Section 5.01 Effective Date Accounting. On the Effective Date, Ceding Company shall have prepared as of the Effective Date, an estimate of all liabilities and related assets customarily arising under statutory accounting principles on account of the Reinsured Contracts, substantially in the form set forth in Exhibit B (the "Effective Date Accounting"). Such accounting shall have been reviewed and certified by a Fellow of the Society of Actuaries familiar with the business of Ceding Company. It is the intent of the parties that such accounting and each of the entries thereof shall have been prepared in accordance with insurance accounting principles prescribed or permitted under statutory authority applied on a basis consistent with those applied by the Ceding Company in prior years and shall present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such accounting. The results of such accounting shall be called the Net Coinsurance Reserve and the Modified Coinsurance Reserve. It is anticipated that all liabilities and assets arising from or relating to the Reinsured Contracts on the Effective Date shall be reflected in the Effective Date Accounting, and omission of an item from Exhibit B which properly relates to the Reinsured Contracts shall not be cause for omission of such item from the Effective Date Accounting. Ceding Company agrees to supply Reinsurer a copy of all computer runs, work papers and supporting data used in preparing the Effective Date Accounting.

     Section 5.02 Adjustments. Within ninety (90) days of the Effective Date, the Ceding Company shall prepare and deliver to Reinsurer a revised accounting, prepared as of the Effective Date in the manner prescribed in Section 5.01. The revised accounting shall include a revised Exhibit A, which can be in electronic format, that includes all the Reinsured Contracts as of the Effective Date. Ceding Company shall also prepare a revised Schedule C listing of all the assets transferred on the Effective Date, the actual fair market value of those assets on the Effective Date and any differences between the actual fair market value and the estimated fair market value used in calculating the Reinsurance Premium. Any payments required of either party as a result of the revised accounting and revised asset listing shall be made within ten (10) business days after delivery of the revised accounting in accordance with Exhibit B.

     Section 5.03 Further Adjustments. In the event that subsequent data or calculations or banking arrangements require revision of the Effective Date Accounting, the required revision and appropriate payments thereunder with interest in accordance with Exhibit B shall be made within ten (10) business days after reasonable determination of such revision.

     Section 5.04 No Ceding Allowance. Reinsurer shall not provide Ceding Company with a ceding allowance.

     Section 5.05 Initial Coinsurance Reinsurance Premium. On the Effective Date, Ceding Company shall deliver to Reinsurer an estimated accounting as described in Section 5.01 calculated as of the Effective Date, and Ceding Company shall transfer an initial reinsurance premium ("Initial Coinsurance Reinsurance Premium") to Reinsurer on the Effective Date in the form of cash and/or assets listed in Exhibit C with an estimated fair market value as of the Effective Date equal to the Net Coinsurance Reserve (including associated unamortized interest maintenance reserves)described in Exhibit B.

     Section 5.06 Initial Modco Reinsurance Premium and Reserve Adjustment. On the Effective Date, the Ceding Company shall also transfer to the Reinsurer an additional estimated reinsurance premium equal to the Modified Coinsurance Reserve ("Initial Modco Reinsurance Premium") and the Reinsurer shall immediately transfer to the Ceding Company an amount equal to the Modified Coinsurance Reserve. Such payments shall be settled on a net basis.

     Section 5.07 Reserves. With respect to the Reinsured Contracts, the Ceding Company will maintain an aggregate liability equal to the Modified Coinsurance Reserve on its statutory statements equal to the Separate Accounts' balance, and the Reinsurer agrees to establish and maintain a liability on its statutory statements not less than the statutory reserves and claim reserves, as required by the applicable regulatory authorities, for all liabilities except those for which the Reserve is held in the Separate Accounts.

     Section 5.08 Adjustments Relating to Errors and Incorrect Data. Each party is entitled to protection against the consequences of material errors with respect to (i) data on the Reinsured Contracts, and (ii) the Effective Date Accounting. If material errors are discovered in the above described information within three (3) years from the Effective Date, the parties will promptly make any needed adjustments in the amounts so transferred.

     Section 5.09 DAC Tax Calculations. In regards to the Reinsured Contracts described in Exhibit A, Ceding Company and Reinsurer agree to the following pursuant to United States Treasury Regulation Section 1.848-2(g)(8):

          (a) The term "party" will refer to either Ceding Company or Reinsurer as appropriate.

          (b) The terms used in this Section are defined by reference to United States Treasury Regulation Section 1.848-2 in effect as of the Effective Date and at all relevant times thereafter.

          (c) For each taxable year ending on or after the Effective Date, the party with net positive consideration for this Agreement for each taxable year will capitalize specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
     Section 848(c)(l) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

          (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the United States Internal Revenue Service.

          (e) The exchange of information will follow the following procedure:

               By May 1 of each year, Reinsurer will submit a schedule to Ceding Company of its calculation of the net consideration for the preceding taxable year. This schedule of calculations will be accompanied by a statement signed by an officer of Reinsurer stating the amount of net consideration Reinsurer will report in its tax return for the preceding taxable year. To ensure consistency, Ceding Company will utilize this information in determining its net consideration for its preceding taxable year. Ceding Company shall advise Reinsurer if it disagrees with the calculations provided and the parties agree to act in good faith to resolve such differences amicably.

          (f) Both parties agree to attach a schedule to their 2010 Federal Income Tax Return as required by United States Treasury Regulation 1.848-2(g)(8)(ii) And 1.848-2(g)(8)(iii).

          (g) Both parties warrant that they are U.S. taxpayers as defined by United States Treasury Regulation 1.848-2(h)(2)(ii).

     Section 5.10 Premium Tax. Reinsurer shall reimburse Ceding Company annually (or such shorter period as the parties agree) for an amount equal to the premium tax and any other tax required to be paid by Ceding Company to any State or political sub-division thereof with respect to any premiums received for the Reinsured Contracts after the Effective Date.

     Reinsurer shall, on a timely basis and in accordance with Section 6.01, provide Ceding Company any information necessary for Ceding Company to make such tax payments.

     Section 5.11 Quarterly Accounting and Settlement. Within thirty (30) days after the end of each Accounting Period, Reinsurer shall submit to Ceding Company quarterly accounting reports, substantially in the form of Exhibit E - Form of Quarterly Accounting and Settlement Reports, for each Accounting Period (such reports shall include, but are not limited to, the amounts determined in the manner described in Exhibit D for Reinsurance Premiums, Reinsurance Fees, Reinsurance Claims, Reinsurance Gains and Modco Reserves).

Within forty-five (45) days after the end of each Accounting Period, an amount equal to the Reinsurance Gain, as defined in Exhibit D and calculated as shown in Exhibit E, will be settled between the Ceding Company and Reinsurer. Payment shall first be made by way of cash or cash equivalent, where: (i) if the Reinsurance Gain is greater than or equal to zero, the Ceding Company shall pay the Reinsurer, and (ii) if the Reinsurance Gain is less than zero, the Reinsurer shall pay the Ceding Company the absolute value of the amount.

     Section 5.12 Delayed Quarterly Settlement. If there is a delayed quarterly settlement, a party may impose an interest penalty charge on the other for the period that an amount is overdue, as follows: (a) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Reinsurance Gain is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue; (b) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Reinsurance Gain is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue but any such period shall not begin until fifteen (15) days after it submits the Quarterly Accounting and Settlement Report; (c) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Reinsurance Gain is less than zero, Ceding Company may impose an interest penalty charge for the period that the settlement amount is overdue; and (d) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Reinsurance Gain is less than zero, Ceding Company may impose an interest penalty charge for the period that the Quarterly Accounting and Settlement Report is overdue. Any interest penalty charged shall be calculated from the applicable date described above, to the date of payment based on the three month LIBOR on a per annum basis (containing 360 days) as published on the last day of the calendar month plus 50 basis points. The three month LIBOR rate for this calculation will reset at the last business day of each subsequent calendar month until outstanding amounts due have been paid. Accrued balances of less than $200,000 can be paid in the next subsequent Accounting Period settlement without interest penalty.

                                    ARTICLE 6

                                     SERVICE

     Section 6.01 Services. After the Effective Date, Reinsurer agrees to provide the following services on behalf of and in the name of the Ceding Company at its own expense:

          (a) All normal and necessary service on account of the Reinsured Contracts, including but not limited to:

               (i) answering contractholder questions and correspondence; making changes requested by contractholders to the Reinsured Contracts and maintaining contract information and other information storage systems and files;

               (ii) adjudicating claims and preparing checks or drafts to pay claims, surrender benefits and other contractual benefits in accordance with applicable state and federal law, provided that at the option of Ceding Company, Ceding Company may pay all claims and seek reimbursement from Reinsurer. For greater clarity, it is the intention of the parties that although Reinsurer will provide all Services required to administer the Reinsured Contracts after the Effective Date, Ceding Company will initially, at the direction of Reinsurer, pay all claims and will be subsequently reimbursed quarterly (or such shorter period as the parties agree) by Reinsurer in accordance with the Quarterly Settlement provisions in Section 5.11; and

               (iii) satisfying all contract filing tax reporting and any other regulatory requirements with respect to the Reinsured Contracts.

          (b) All information with respect to the Reinsured Contracts required by Ceding Company to prepare: (i) the quarterly and annual NAIC reports including all schedules thereto, (ii) any monthly, quarterly and annual tax reporting, and (iii) any other information with respect to the Reinsured Contracts which may be requested by any regulatory body in any jurisdiction in which the Ceding Company is licensed.

               In order to permit Ceding Company to satisfy its reporting obligations, Reinsurer agrees to maintain, in accordance with accepted standards of prudent insurance recordkeeping, records for ERISA reporting purposes (to the extent applicable to the Reinsured Contracts), complaint records, records regarding rescissions, claim activities, customer service and other matters to the same extent that Ceding Company maintains such records with respect to its individual variable annuity contracts issued outside of New York.

               All data required for quarterly NAIC reports shall be submitted to Ceding Company no later than the end of the third week of the month following the quarter end. All data required for annual NAIC reporting shall be submitted to the Ceding Company no later than January 31st.

     Section 6.02 Delegation. Reinsurer may employ an affiliate to perform any of its servicing responsibilities under this Agreement. The performance of such servicing responsibilities by any entity other than the Reinsurer, or its affiliate shall require the written consent of the Ceding Company.

     Section 6.03 Complaint Processing. As part of the services hereunder, Reinsurer shall be responsible for the processing of all complaints involving the Reinsured Contracts, and maintaining adequate written records thereof including the name and address of the complainant, the date received, the nature of the complaint and the resolution. Reinsurer shall provide Ceding Company with such records on request. Reinsurer will communicate with Ceding Company concerning any Complaints that, in Reinsurer's good-faith judgment, appear to be likely to give rise to liability (provided, however, that Reinsurer shall not be liable for, and the indemnification responsibilities, outlined in Article 10, shall be unaffected by, Reinsurer's error of judgment). Ceding Company shall promptly notify Reinsurer of any Complaints it receives regarding the Reinsured Policies. Complaints for the purposes of this paragraph shall be defined as any written communication primarily expressing a grievance.

     If Reinsurer receives any notice from any source (including, but not limited to, a contractholder or regulatory agency) of a lawsuit or other legal or administrative hearing or proceeding being brought against Ceding Company and involving the Reinsured Contracts or the threat of any such lawsuit, hearing or proceeding ("Proceeding"), for which Reinsurer is entitled to indemnification by Ceding Company, Reinsurer will promptly forward to Ceding Company notice of the Proceeding and a copy of all legal documents, correspondence and other materials relevant thereto which Reinsurer reasonably has access to as required by Article 9 hereof, provided, however, that failure to give such notice shall not affect Ceding Company's obligations to indemnify Reinsurer unless such failure materially prejudices Ceding Company's rights with respect to such Proceeding. Reinsurer agrees to cooperate fully with Ceding Company in connection with the Proceeding.

                                    ARTICLE 7

                              REGULATORY APPROVALS

     Section 7.01 Regulatory Approval. Ceding Company and/or Reinsurer shall apply, where applicable, to the Commissioner of Michigan's Office of Financial and Insurance Regulation, and the Superintendent of the New York State Insurance Department for approval of the transfer contemplated by this Agreement in accordance with the relevant provisions of the applicable legislation in the United States on the terms and conditions set out herein either without modification or with such modification as may have been agreed by the parties hereto and approved by such regulatory authorities.

     Section 7.02 Regulatory Approval Following Amendment. Any change to this Agreement which occurs after the approvals referred to in Section 7.01 hereof have been obtained shall be subject to the approval of the Commissioner of Michigan's Office of Financial and Insurance Regulation, the Superintendent of the New York State Insurance Department and, to the extent necessary or appropriate, to any federal authorities with jurisdiction over the subject matter herein.

     Section 7.03 Best Efforts. Ceding Company and Reinsurer agree that they will each proceed with all due diligence to consummate the transaction set forth in this Agreement.

     Section 7.04 Filing. Ceding Company and Reinsurer shall file all documents required to be filed by the Commissioner of Michigan's Office of Financial and Insurance Regulation, the Superintendent of the New York State Insurance Department and, to the extent necessary or appropriate, any federal authorities with jurisdiction over the subject matter herein in order to consummate the transaction set forth in this Agreement.

                                    ARTICLE 8

                REPRESENTATIONS AND WARRANTIES OF CEDING COMPANY

     Section 8.01 Authority. Ceding Company represents and warrants that Ceding Company is a corporation duly organized as a capital stock legal reserve life and health insurance company, validly existing under the laws of the State of Michigan and the Ceding Company or its predecessor in interest was licensed or otherwise authorized in New York to issue the Reinsured Contracts. Ceding Company has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement. Except as provided in Article 7, the execution and delivery by Ceding Company of this Agreement and the consummation by Ceding Company of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Organization or Bylaws of Ceding Company, or any material provision of any other instrument to which Ceding Company is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to Ceding Company or any order, writ, injunction or decree of any court or governmental body directed against Ceding Company. This Agreement has been duly and validly executed and delivered by Ceding Company. Assuming due authorization, execution and delivery by Reinsurer, this Agreement is the legal, valid and binding obligation of Ceding Company enforceable against it in accordance with its terms.

     Section 8.02 Other Representations and Warranties. The Ceding Company hereby makes the following representations and warranties:

          (a) Compliance with Law. All of the forms of the Reinsured Contracts, including but not limited to applications, amendments, endorsements, riders, certificates, contracts, which have been reinsured under this Agreement have been filed and approved, if required, by the applicable insurance departments in the jurisdictions in which such filing is required. All advertising materials and point-of-sale materials used in connection with the sale or marketing of the Reinsured Contracts were in compliance with all applicable laws and regulations when utilized.

          (b) Validly Issued, No Adverse Affect, and No Litigation. (i) All of the Reinsured Contracts are validly issued; (ii) as of the Effective Date there are currently no known facts or conditions which have not been disclosed to the Reinsurer, that would adversely affect the contractual liabilities assumed by Reinsurer pursuant to this Agreement; and (iii) except as provided in Schedule 8.02(b), there is no material litigation or regulatory action proceeding pending or threatened against Ceding Company on the Effective Date which would adversely affect the Reinsured Contracts under this Agreement or the assets to be transferred hereunder or which would prevent the consummation of this Agreement.

          (c) No Reinsurance Agreements. There are no reinsurance agreements with a third party concerning the Reinsured Contracts.

          (d) Title. No person, firm or corporation has any claim, lien, judgment or right of action, legal or equitable, against or in any assets transferred to Reinsurer under the terms of this Agreement. Reinsurer shall obtain good and merchantable title to all such assets free and clear of all claims, liens, judgments or rights of action upon such assets being transferred to Reinsurer in accordance with the terms hereof. Ceding Company agrees to indemnify and save harmless Reinsurer against and from any and all claims or liens against said assets or any claim or judgment which may be made or entered against or related to said assets or any claim or judgment which may be made or entered against Reinsurer for which the latter is not expressly obligated under this Agreement.

          (e) Accountings. Pursuant to the terms of this Agreement, Ceding Company will furnish to Reinsurer the Effective Date Accounting as well as a copy of all computer runs, work papers, and supporting data used in preparing such accounting. The accounting shall be prepared in accordance with insurance accounting principles prescribed or permitted under statutory authority applied on a basis consistent with those applied by Ceding Company in prior years and to present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such accounting.

          (f) Correct Information. All of the information concerning the Reinsured Contracts contained in Exhibit A, or any other exhibits to this Agreement, is true and correct in all material respects.

          (g) Consistent with Books and Records. All of the Reinsured Contracts and the Related Agreements are consistent with the books and records of Ceding Company which are transferred to Reinsurer pursuant to the terms of this Agreement. Any amendments, riders, or other modifications to the Reinsured Contracts shall be reflected in the books and records transferred to Reinsurer.

          (h) Related Agreements. Each of the Related Agreements is in one of the forms provided by Ceding Company to Reinsurer on or before the Effective Date. Ceding Company has duly performed all the terms, conditions, covenants, and warranties of the Related Agreements required on the part of the Ceding Company, and, to the best of Ceding Company's knowledge, all other parties to the Related Agreements have duly performed all the terms, conditions, covenants and warranties required on their part.

          (i) Litigation. Except as disclosed in Schedule 8.02(b), as of the Effective Date there are no material actions, suits, proceedings or investigations pending, nor to the knowledge of Ceding Company, threatened against, involving or affecting any of the Reinsured Contracts, any of the rights or assets to be transferred hereunder or any of the transactions contemplated by this Agreement before any federal, state, municipal or other governmental court department, commission, board, arbitrator, bureau, agency or instrumentality. Except as disclosed in Schedule 8.02(b), as of the Effective Date Ceding Company does not have any knowledge of any state of facts or contemplated events that reasonably may be expected to give rise to any such material claim, action, suit, proceeding, or investigation.

                                   ARTICLE 8A

                   REPRESENTATIONS AND WARRANTIES OF REINSURER

     Reinsurer represents and warrants that:

     Section 8A.01 Authority. Reinsurer has the full corporate, legal and regulatory authority to carry out and perform its undertakings and obligations under this Agreement and will continue to maintain such authority for the duration of this Agreement. Reinsurer will either maintain its licenses to conduct the business of life insurance (including the authority to conduct variable annuity business) in New York, and in any jurisdiction where the ceding company or its successor is domiciled, or will maintain licenses as an accredited Reinsurer in those jurisdictions. The execution and delivery by Reinsurer of this Agreement and the consummation by Reinsurer of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Incorporation or Bylaws of Reinsurer, or any material provision of any other instrument to which Reinsurer is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to Reinsurer or any order, writ, injunction or decree of any court or governmental body directed against Reinsurer. This Agreement has been duly and validly executed and delivered by Reinsurer. Assuming due authorization, execution and delivery by Ceding Company, this Agreement is the legal, valid and binding obligation of Reinsurer enforceable against it in accordance with its terms. In the event that the Reinsurer fails to have or maintain its license in any jurisdiction in which the Ceding Company or its successor is licensed and such license is a precondition for the Ceding Company to receive credit for reinsurance for the Reinsured Contracts, the Reinsurer shall immediately collateralize the Coinsurance Reserves for the Reinsured Contracts (and in no event beyond the end of the calendar quarter during which such failure occurs) by either a letter of credit or assets in trust or any combination of the two, which in total will comply with statutory and regulatory requirements for obtaining the Ceding Company's credit for reinsurance. The Reinsurer shall have the option of determining the method of collateralization provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Ceding Company's reserves.

     When collateralizing by a letter of credit, the Reinsurer agrees to arrange for the timely delivery of a clean, unconditional and irrevocable letter of credit for the exclusive benefit of Ceding Company, issued in a form acceptable to the insurance regulatory authorities having jurisdiction over Ceding Company's reserves. The letter of credit (the "Letter of Credit") will be issued by a bank that is neither the parent, subsidiary or affiliate of either Reinsurer or Ceding Company and is (1) organized or licensed in the United States, (2) regulated, supervised and examined by U.S. federal or state authorities, and (3) and has been found acceptable to Ceding Company.

     Not less than ten (10) days prior to the end of each Accounting Period, Ceding Company shall estimate such Coinsurance Reserves and the amount of any Letter of Credit required in accordance with this Section and notify Reinsurer of the amount of the Letter of Credit required in accordance with this Section and prior to the close of the Accounting Period in which such notice is received, Reinsurer shall obtain and deliver to Ceding Company a Letter of Credit, or an amendment to a Letter of Credit, in an amount not less than the aforementioned estimated amount.

     Reinsurer further agrees that upon completion of any Accounting Period reporting, if the Letter of Credit amount as based upon the aforementioned estimate is less than the actual amount of the Letter of Credit provided under this Section, Reinsurer shall obtain and provide to Ceding Company such other Letter of Credit, or amendment to Letter of Credit, in such amount as needed to meet the requirements of this Section.

     Ceding Company agrees that upon completion of any Accounting Period reporting, if the actual amount of the Letter of Credit provided by Reinsurer under this Section is in excess of the Letter of Credit amount as based upon the aforementioned estimate, Ceding Company shall promptly, upon receipt of Reinsurer's written request, agree to an amendment reducing the amount of the Letter of Credit by an amount equal to such excess.

     Notwithstanding anything to the contrary in this Agreement, Reinsurer and Ceding Company agree that the Letter of Credit may be drawn on by Ceding Company at any time and will be utilized and applied by Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of Ceding Company, without diminution because of the insolvency on the part of Ceding Company or Reinsurer, only for the following purposes:

     (a) To reimburse Ceding Company for Reinsurer's share of benefit payments or losses paid by Ceding Company pursuant to the provisions of contracts reinsured under this Agreement, the payment of which is due under the terms of this Agreement and which has not otherwise been paid;

     (b) In the event Ceding Company receives notice that the Letter of Credit will not be renewed and on the thirtieth (30th) day following the date of such notice Reinsurer has not established a replacement Letter of Credit or alternative security device suitable to qualify Ceding Company for reserve credit for the reinsurance hereunder, then Ceding Company or its statutory successor may draw upon the Letter of Credit to fund an amount with Ceding Company for Reinsurer's obligations which are properly attributable to the Reinsured Contracts reinsured under this Agreement. Such amount will include, but not be limited to, amounts for Contract reserves, reserves for claims and losses incurred, loss adjustment expenses and unearned premiums. The amount drawn on the Letter of Credit shall be held in trust in an interest bearing account separate from Ceding Company's other assets and interest thereon shall accrue to the benefit of Reinsurer, and;

     (c) To pay any other obligations of Ceding Company that are in fact due from Reinsurer under this Agreement, the payment of which is due under the terms of this Agreement and which has not otherwise been paid.

     In the event that the amount drawn by Ceding Company on the Letter of Credit exceeds the actual amount required for items (a) and/or (c) above, or in the case of a draw pursuant to (c) above, Ceding Company shall promptly return to Reinsurer the excess amounts so drawn, together with interest thereon. All the foregoing shall be applied without diminution because of insolvency on the part of Ceding Company or Reinsurer.

     Section 8A.02 Conduct of Business. Reinsurer shall conduct its business and perform its obligations hereunder in the same manner in which Reinsurer conducts its own business and with the same degree of care.

                                    ARTICLE 9

                    RECORDS. FEES, AND OWNERSHIP OF PREMIUMS

     Section 9.01 Records. As requested by Reinsurer or Ceding Company, the other party shall deliver unto the requesting party any contract records, files, charts, books, ledgers, and other documents or copies thereof maintained by it concerning the Reinsured Contracts. Included in the foregoing, without limitation, shall be all records relating to development, reserving or approval of the Reinsured Contracts. All records, books, files, accounts and materials of any kind relating to the Reinsured Contracts maintained by Ceding Company or Reinsurer relating to the Reinsured Contracts shall be open to examination and audit by the other at reasonable times during normal business hours.

     Section 9.02 Fees. Except as stated to the contrary in Article 12, each party shall be responsible for its own fees and expenses in connection with the transaction contemplated by this Agreement, including without limitation attorneys', accountants', actuaries', and other similar fees.

     Section 9.03 Ownership of Premiums. All monies, checks, drafts, money orders, postal notes, and other instruments received after the Effective Date by Ceding Company for premiums on the Reinsured Contracts shall be either allocated to the Separate Accounts in accordance with instructions from contractholders or transferred to Reinsurer in accordance with the Quarterly Settlement provisions under this Agreement.

     Section 9.04 Bank Accounts. After the Effective Date, Reinsurer shall be authorized by Ceding Company to process payments relating to the Reinsured Contracts. Ceding Company agrees to do whatever is necessary in order to give Reinsurer the authority to prepare drafts on Ceding Company's bank accounts and in Ceding Company's name to the extent necessary to process claims under the Reinsured Contracts and with respect to which Ceding Company shall have no overdraft liability. All amounts due from Ceding Company to pay such claims shall be deposited by Ceding Company in such account until the claim is paid, and Reinsurer shall reimburse Ceding Company for such claims in accordance with
Section 5.11.

     Section 9.05 Authorizations. After the Effective Date, if required, Ceding Company shall provide specific authorizations for Reinsurer's employees to sign letters and acknowledge contract modifications on behalf of Ceding Company concerning, inter alia, underwriting, contract administration, agent compensation, and claim matters. Notwithstanding the failure of Ceding Company to grant specific authorizations, Reinsurer shall be authorized hereunder to perform such acts with respect to the Reinsured Contracts and the Related Agreements.

     Section 9.06 Security Agreement. The parties hereto agree that as security for all the Secured Obligations (as hereinafter defined), Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to Reinsurer, all of Ceding Company's rights, titles and interests, if any, (legal, equitable or otherwise) to all premiums and fees due the Reinsurer under the Reinsured Contracts after the Effective Date (the "Collateral"). As used herein, "Secured Obligations" shall mean (a) the obligations of Ceding Company pursuant to
Article 9 and any other obligations of Ceding Company under this Agreement. Upon the failure of Ceding Company to fully perform its obligations and undertakings hereunder, Reinsurer shall have, in addition to all other rights under this Agreement or under applicable law, the following rights: the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of Michigan (the "UCC"), as though all the Collateral constituted property subject to a security interest under Article 9 thereof; the right to set off; and the right to reasonable attorneys' fees incurred in connection with the enforcement of this Agreement.

                                   ARTICLE 10

                                INDEMNIFICATION

     Section 10.01 Indemnification of Reinsurer. Ceding Company hereby agrees to indemnify and hold harmless Reinsurer against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to, reasonable attorneys' fees, resulting from or arising out of:

          (a) any and all unpaid liabilities occurring prior to the Effective Date other than those express, written contractual liabilities set forth in the Reinsured Contracts and the express, written contractual liabilities in the Related Agreements;

          (b) any misrepresentation or breach of any covenant or warranty made by Ceding Company (or matter treated as a covenant or warranty made by Ceding Company) in this Agreement or the matters that are the subject of any such misrepresentation or breach (notwithstanding Ceding Company's knowledge of such matter, misrepresentation or breach);

          (c) any acts or omissions by or on behalf of Ceding Company, its agents or employees, occurring prior to the Effective Date;

          (d) any acts or omissions committed by agents (including former agents) of Ceding Company that occur before the Effective Date.

     Ceding Company will assume the defense of any lawsuits that may be brought against Reinsurer that relate to the matters for which Ceding Company herein agrees to indemnify Reinsurer.

     Reinsurer shall give written notice to Ceding Company of any indemnity claims within thirty (30) days after Reinsurer has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to Reinsurer; provided, however that failure to give such notice shall not affect Ceding Company's obligations to indemnify unless such failure materially prejudices Ceding Company's rights with respect to defending such claim. Reinsurer and Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim.

     Section 10.02 Indemnification of Ceding Company. Reinsurer hereby agrees to indemnify and hold harmless Ceding Company against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to reasonable attorneys fees, resulting from:

          (a) any misrepresentation or breach of any covenant or warranty made by the Reinsurer in this Agreement or the matters that are the subject of such misrepresentation or breach;

          (b) any liability, other than liabilities arising out of Ceding Company's actions, resulting from the maintenance or operation of bank accounts created pursuant to Section 9.04;

          (c) any acts or omissions by or on behalf of Reinsurer, its agents or employees, occurring entirely after the Effective Date (provided that such actions were not taken based on the books and records transferred hereunder);

          (d) any acts or omissions committed by appointed agents of the Reinsurer in servicing the Reinsured Contracts occurring after the Effective Date, but excluding acts of concealment of wrongdoing by Ceding Company or its agents that occurred prior to the Effective Date;

          (e) any fines or penalties imposed on Ceding Company solely as a result of the activities of Reinsurer, its agents or employees; and/or

          (f) any acts or omissions committed by former agents of Ceding Company with respect to the Reinsured Contracts occurring after the Effective Date (but excluding acts of concealment of wrongdoing by its former agents that occurred prior to the Effective Date or acts undertaken under apparent or actual authority arising independent of the Reinsured Contracts).

     Reinsurer will assume the defense of any lawsuits that may be brought against Ceding Company that relate to the matters for which Reinsurer agrees to indemnify Ceding Company.

     Ceding Company shall give written notice to Reinsurer of any indemnity claims within thirty (30) days after Ceding Company has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to Ceding Company; provided, however that failure to give such notice shall not affect Reinsurer's obligations to indemnify unless such failure materially prejudices Reinsurer's rights with respect to defending such claim. Reinsurer and Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim

                                   ARTICLE 11

                     CLAIMS INVESTIGATIONS: PUNITIVE DAMAGES

     Section 11.01 Investigation of Claims: Punitive Damages. Ceding Company shall investigate, settle or defend any and all actions which may be filed against Ceding Company or Reinsurer on account of any acts or omissions by or on behalf of Ceding Company (including its agents or employees) occurring prior to the Effective Date whether such action is filed before or after the Effective Date. Ceding Company shall reimburse and hold Reinsurer harmless from any and all costs, expenses and liabilities in any such action which exceeds the strict contract limits. Without limiting the generality of the foregoing, Ceding Company shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences occurring prior to the Effective Date and shall reimburse and hold Reinsurer harmless from any and all costs, expenses or liabilities including attorneys' fees which it may incur as a result of any such claim. Reinsurer shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences (a) arising solely out of the actions or omissions of Reinsurer, its employees or agents occurring on or after the Effective Date (provided that such actions were not taken based on the books and records transferred hereunder) and (b) arising solely out of the acts of Continuing Producers and shall reimburse and hold Ceding Company harmless from any and all costs, expenses and liabilities including attorneys' fees which it may incur as a result of any such claim. Notwithstanding any other provision contained herein which may be construed to the contrary, Reinsurer assumes no responsibility or liability whatsoever to any party for any claim made prior to the Effective Date made for recovery of punitive or exemplary damages, and the indemnification provisions contained herein are not intended to, and shall not be construed to, impose liability on any party hereto vis-a-vis third parties.

                                   ARTICLE 12

                                  ARBITRATION

     Section 12.01 Arbitration Clause. All disputes or differences between Ceding Company and Reinsurer arising under or which are related to this Agreement upon which an amicable understanding cannot be reached within thirty
(30) days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided, and judgment upon the award entered by the arbitrators may be entered in any Court having jurisdiction thereof. The Court of Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The Court of Arbitrators shall consist of three neutral arbitrators who must be active or retired officers of insurance companies other than Ceding Company or Reinsurer or anyone of their affiliates, familiar with the reinsurance business. The parties agree that this Court of Arbitrators, if implemented under this Agreement, shall be held at a site selected by the Arbitrators in the State of New York. The parties agree to arbitrate within thirty (30) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this Agreement. Each of the parties shall appoint an arbitrator within thirty (30) days following notice of written demand to arbitrate, notifying the other party of the name and address of such arbitrator. If either party shall fail to appoint an Arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of their appointment, then, in either event, the President of the American Council of Life Insurance or its successor shall appoint such second and/or third arbitrator. The three arbitrators so selected shall constitute the Court of Arbitrators. A decision of a majority of the Court of Arbitrators shall be final and binding and there shall be no appeal therefrom. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award which shall do justice between the parties and the award shall be supported by a written opinion. The cost of arbitration, including but not limited to the fees of the arbitrators and attorneys, shall be borne by the losing party unless a Court of Arbitrators shall decide that, in light of the circumstances, such would be inequitable, in which case the arbitrators shall allocate costs among the parties.

                                   ARTICLE 13

                       DELIVERIES AS OF THE EFFECTIVE DATE

     Section 13.01 Deliveries by Ceding Company. Ceding Company shall use its reasonable efforts to deliver or cause to be delivered to Reinsurer within five
(5) days of the Effective Date (i) a listing (electronic or otherwise) of the Reinsured Contracts, and (ii) all instruments (including without limitation bond powers) as may be necessary or advisable to cause all of Ceding Company's rights, title, and interest in and to the properties, rights, or assets to be transferred hereunder or to effect the purposes hereof to vest in Reinsurer based on the Effective Date Accounting described in Section 5.01. Ceding Company will cooperate with Reinsurer in connection with any required reregistration of such instruments (or of any additional instruments as may be necessary in connection with adjustments described in Sections 5.02 and 5.03) , and Reinsurer will bear any risks associated with such reregistration.

     Section 13.02 Deliveries by Reinsurer. Reinsurer shall use its reasonable efforts to deliver or cause to be delivered to Ceding Company within five (5) days of a revised accounting in accordance with Section 5.02 or 5.03 all instruments (including without limitation bond powers) as may be necessary or advisable to vest in Ceding Company all of Reinsurer's rights, title, and interest in and to the properties, rights, or assets to be transferred back to Ceding Company to effect any correction of a prior accounting in favor of Reinsurer.

                                   ARTICLE 14

                               GENERAL PROVISIONS

     Section 14.01 Successors, Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of both Ceding Company and the Reinsurer; provided, that Reinsurer may not assign, transfer or reinsure the obligations assumed by it under this Agreement, without the written consent of Ceding Company.

     Section 14.02 Entire Agreement. All prior or contemporaneous agreements and representations between the parties relating to the subject matter hereof are superseded by this Agreement which, together with any Exhibits and Schedules attached, constitutes the entire contract between the parties. There are no understandings or agreements between the parties with respect to the Reinsured Contracts other than as expressed in this Agreement. No waiver, amendment, or modification hereof shall be of any force or effect unless in writing and signed by the parties. The agreements, covenants, representations, and warranties contained herein shall survive the closing hereunder.

     Section 14.03 Non-Waiver of Rights. No waiver by any party of any default by any other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise term or condition of this Agreement. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance. No prior transactions or dealings between any of the parties shall be deemed to establish any custom or usage waiving or modifying any provisions hereof. The failure of any party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

     Section 14.04 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     Section 14.05 Rights. Nothing herein, either expressed or implied, is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Reinsurer and Ceding Company any rights or remedies under or by reason of this Agreement.

     Section 14.06 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 14.07 Correspondence. Any and all correspondence, records or otherwise coming to Ceding Company after the Effective Date pertaining to the Reinsured Contracts shall be immediately and forthwith delivered to Reinsurer without charge to Reinsurer or its delegee pursuant to Section 6.02.

     Section 14.08 Duration. This Agreement shall remain in force until the last Reinsured Contract ceases to be in force unless otherwise terminated pursuant to
Section 14.14.

     Section 14.09 Notices. Any notice hereunder shall be deemed to be duly given when and if delivered or three (3) business days after such notice is deposited in the U.S. Mail for delivery by pre-paid first-class registered or certified mail to:

          (1) Reinsurer:    John Hancock Life Insurance Company of New York
                            100 Summit Lake Drive Lobby
                            Valhalla, NY 10595

                            Attention: President

          With Copy To:     John Hancock Life Insurance Company (U.S.A.)
                            601 Congress Street
                            Boston, MA 02210

                            Attention: General Manager, John Hancock
                                       Annuities

          (2) Ceding Company:  John Hancock Life Insurance Company (U.S.A.)
                               601 Congress
                               Street Boston, MA 02210

                               Attention: Corporate Secretary

          With Copy To:        John Hancock Life Insurance Company (U.S.A.)
                               601 Congress Street
                               Boston, MA 02210

                               Attention: General Manager, John Hancock
                                          Annuities

Or such other address as shall be furnished in writing by the parties to the other.

     Section 14.10 Cooperation. With regard to any matters not expressly stated herein, the parties to this Agreement agree to furnish such information, to execute such additional documents, and to cooperate with each other as may be necessary to carry out the purposes of this Agreement, in accordance with industry practice for transactions of this kind.

     Section 14.11 Insolvency. Except as provided in Section 14.12 in the event of the insolvency of Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall continue to be payable by Reinsurer under the terms of the contracts reinsured, on behalf of Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency.

     Section 14.12 Cut-Through Provision. In the event of the rehabilitation or liquidation of Ceding Company, any claims of holders and beneficiaries under Reinsured Contracts issued by Ceding Company the reserves for which are held in the Separate Accounts of Ceding Company shall first be paid out of the respective Separate Account to fund those benefits. To the extent there are any benefits under a Reinsured Contract that are not payable out of assets held in the respective Separate Account, Reinsurer shall pay all such amounts due under that Reinsured Contract, which would be otherwise due to the rehabilitator liquidator, receiver, or statutory successor in the absence of this Section 14.12, directly to the holder or beneficiary, as applicable of the Reinsured Contract, without diminution on account of Ceding Company being placed in rehabilitation or liquidation unless the Superintendent of Insurance of the State of New York (Superintendent) directs the Reinsurer to make payments to the rehabilitator, liquidator, receiver or statutory successor, and shall at the direction of the Superintendent provide each such contractholder with a certificate approved by the Superintendent, which shall state, inter alia, that Reinsurer will directly pay the contractual obligations of Ceding Company not satisfied out of the respective Separate Account under such Reinsured Contract.

     Section 14.13 Audit of Records and Procedures. Ceding Company shall have the right to audit during normal business hours and at the office of Reinsurer or any service provider designated by Reinsurer pursuant to Section 6.02 all records and procedures relating to the Reinsured Contracts and the Services provided by or on behalf of Reinsurer under this Agreement.

Further, Reinsurer agrees to confirm, at reasonable request of Ceding Company, the existence of the Reinsured Contracts.

     In conjunction with any examination of Ceding Company by the Insurance Department (or any other regulatory body) of any jurisdiction in which Ceding Company is licensed, Reinsurer shall permit an examination of its books and records relating to the Reinsured Contracts.

     Section 14.14 Termination: This Agreement shall terminate immediately prior to the Effective Date if the Merger between Ceding Company and its affiliate, John Hancock Life Insurance Company does not take place on or prior to the Effective Date.

     IN WITNESS WHEREOF, Ceding Company and Reinsurer have caused this instrument to be executed by their duly authorized officers as of the day and year first hereinabove written.

JOHN HANCOCK LIFE INSURANCE COMPANY     JOHN HANCOCK LIFE INSURANCE COMPANY OF
(U.S.A.)                                NEW YORK


BY: /s/ Marc Costantini                 BY: /s/ James D. Gallagher
    ---------------------------------       ------------------------------------
Name Marc Costantini                    Name James D. Gallagher
Title: Executive Vice President         Title: President
Date: January 1, 2010                   Date: January 1, 2010

                                    EXHIBIT A

                               Reinsured Contracts

     Reinsured Contracts as used in this Agreement refers to combination funded fixed and variable annuity contracts indicated below, including supplement benefits shown, issued in New York by John Hancock Life Insurance Company, which contracts are in-force as of the Effective Date. Reinsured Contracts shall not include the obligations resulting from the contractual right under the Reinsured Contracts, if any, to annuitize cash value, surrender or death benefits under such contracts, as these obligations will be covered under Treaty 11 between Ceding Company and Reinsurer.

REINSURED VARIABLE ANNUITY CONTRACT          SUPPLEMENTAL BENEFIT RIDERS            APPLICABLE SEPARATE ACCOUNTS
-----------------------------------     ------------------------------------   --------------------------------------
Accommodator (deferred only)            None                                   John Hancock Variable Annuity
                                                                               Account U

Accommodator  2000                      None                                   John Hancock Variable Annuity
                                                                               Account V

Declaration                             Enhanced "Stepped- up" death benefit   John Hancock Variable Annuity
                                        Rider                                  Account H, MVA Separate Account 3SA00
                                        Nursing Home Waiver

Independence                            None                                   John Hancock Variable Annuity
                                                                               Account U

Independence Preferred                  None                                   John Hancock Variable Annuity
                                                                               Account V

Independence 2000                       None                                   John Hancock Variable Annuity
                                                                               Account V

Patriot                                 Enhanced "Stepped- up" death benefit   John Hancock Variable Annuity
                                        Rider                                  Account H, John Hancock Variable
                                        Nursing Home Waiver                    Annuity Account V, MVA Separate
                                                                               Account 3SA00

Revolution Access                       Enhanced "Stepped- up" death benefit   John Hancock Variable Annuity
                                        Rider                                  Account H, MVA Separate Account 3SA00
                                        Earnings Enhancement Death Benefit
                                        Rider

Revolution Extra                        Enhanced "Stepped- up" death benefit   John Hancock Variable Annuity
                                        Rider                                  Account H, MVA Separate Account 3SA00
                                        Earnings Enhancement Death Benefit
                                        Rider
                                        Waiver of Withdrawal Charge
                                        ("CARESolutions") Rider

Revolution Value/Wealthbuiler           Enhanced "Stepped- up" death benefit   John Hancock Variable Annuity
                                        Rider                                  Account H, MVA Separate Account 3SA00

REINSURED VARIABLE ANNUITY CONTRACT          SUPPLEMENTAL BENEFIT RIDERS            APPLICABLE SEPARATE ACCOUNTS
-----------------------------------     ------------------------------------   --------------------------------------
                                        Nursing Home Waiver
                                        Earnings Enhancement Death Benefit
                                        Rider
                                        Waiver of Withdrawal Charge
                                        ("CARESolutions") Rider

Revolution Value II/Wealthbuilder II    Nursing Home Waiver                    John Hancock Variable Annuity
                                        Earnings Enhancement Death Benefit     Account H
                                        Rider
                                        Highest Anniversary Death Benefit
                                        Rider
                                        Waiver of Withdrawal Charge
                                        ("CARESolutions") Rider

                                    EXHIBIT B
                        Form of Effective Date Accounting

                            JANUARY 1, 2010 ESTIMATED
                                    RESERVES

RESERVES
 1 Gross Formula Reserves on NY Basis          21,851,267
 2 Ceded Reserves (including modco)
 3 Additional reserves needed
 4 ACTUARIAL RESERVES NET OF REINSURANCE       21,851,267
OTHER LIABILITIES
 5 Policyholders' and beneficiaries' funds              0
 6 Policy benefits in process of payment
 7 Other policy obligations
 8 Interest maintenance reserve
 9 Obligations related to separate accounts
10 OTHER LIABILITIES                                    0
11 NET COINSURANCE RESERVES (4+10)             21,851,267
                                              -----------
   MODIFIED COINSURANCE RESERVE               310,000,000
                                              -----------

The Net Coinsurance Reserve shown constitutes the Initial Coinsurance Reinsurance Premium pursuant to Section 5.05, and the Modified Coinsurance Reserve shown constitutes the Initial Modco Reinsurance Premium and Reserve Adjustment pursuant to Section 5.06.

In the event adjustments are made under Section 5:02 or Section 5:03, the amount owed will be increased with interest for the time elapsed between the Effective Date and the date of payment. The annual interest rate to be used will be the yield on 3 month US Treasury Bills, as published by the U.S Treasury, on the last business day of the quarter ending on or immediately prior to the date of any revised accounting

                                    EXHIBIT C
                Assets Permitted in Lieu of Cash under Article 5

The list of transferred assets shall contain a seriatim listing of all assets transferred by the Ceding Company and be provided to the Reinsurer upon request.

ASSET SUMMARY

MARKETABLE SECURITIES
 1 Bonds - Public                             21,303,025
 2 Bonds - Private                                     0
 3 Preferred stocks                                    0
 4 Equity - Public                                     0
 5 Equity - Private                                    0
 6 Commercial Mortgages                                0
 7 Commercial Real Estate                              0
 8 Agriculture                                         0
 9 Timber                                              0
10 Derivatives                                         0
11 Other invested assets                               0
12 Investment Income Due & Accrued               328,629
13 Cash and short-term investments               219,613
14 TOTAL MARKETABLE SECURITIES                21,851,267

OTHER ASSETS
15 Policy Loans                                        0
16 Premiums due and deferred                           0
17 Assets held in separate accounts                    0
18 Funds Withheld                                      0
19 TOTAL OTHER ASSETS                                  0
20  TOTAL ASSETS (14+19)                      21,851,267

                                    EXHIBIT D

                                Reinsurance Gain

A. REINSURANCE GAIN

For each Accounting Period as defined in Section 1.01, the reinsurance gain (the "Reinsurance Gain") will be equal to (1) plus (2), minus (3), plus (4), plus
(5), minus (6), minus (7) where:

     (1) Equals the Reinsurance Premiums as determined in accordance with Section B. of this Exhibit D.

     (2) Equals the Net Reinsurance Fees as determined in accordance with Section C. of this Exhibit D.

     (3)  Equals the Reinsurance Claims as determined in accordance with Section
          D. of this Exhibit D.

     (4) Equals the Net Transfers as determined in accordance with Section E. of this Exhibit D.

     (5) Equals the Separate Account Modco Investment Credit as determined in accordance with Section F. of this Exhibit D.

     (6) Equals the Modco Reserve Adjustment as determined in accordance with Section G. of this Exhibit D.

     (7) Equals the Commission Allowance as determined in accordance with Section H. of this Exhibit D.

For the avoidance of doubt, each of the amounts determined above, including the Reinsurance Gain, may be a positive or a negative number.

B. REINSURANCE PREMIUMS

For each Accounting Period, Reinsurance Premiums is the amount of all premiums earned under the Reinsured Contracts.

C. NET REINSURANCE FEES

For each Accounting Period, Net Reinsurance Fees is the amount payable by Ceding Company to reflect all fees charged by the Ceding Company on the Reinsurance Contracts, including insurance fees, and rider fees, less any trail commission expense. For the purposes of this Agreement, the amount payable for Net Reinsurance Fees for each Accounting Period will be 29.0 basis points, or such other rate as may be agreed between the parties from time to time, times the average of the beginning fund value of the respective Separate Accounts H, U and V for the Reinsured Contracts and the ending fund value of the respective Separate Accounts H, U and V for the Reinsured Contracts. For the avoidance of doubt, the Reinsurance Fees calculated by this method for any Accounting Period can never be in excess of the insurance fees, and rider fees actually earned less trail commissions paid by the Ceding Company on the Reinsured Contracts.

D. REINSURANCE CLAIMS

For each Accounting Period, Reinsurance Claims includes all benefits paid or accrued under the Reinsured Contracts. For these purposes, benefits paid or accrued under the Reinsured Contracts include, but are not limited to:

     (i) Death Claims. Death Claims includes the cash surrender value and, if applicable any guaranteed minimum death benefits (GMDB) paid or accrued by the Ceding Company under the Reinsured Contracts at death of an Owner or Annuitant, as the case may be.

     (ii) Withdrawals and Surrenders. Withdrawals and Surrenders is the total amount paid or accrued in the event of a partial withdrawal of account value or full surrender of a Reinsured Contract net of any applicable withdrawal charges, including any amounts paid during the Accounting Period to a non-spousal beneficiary under a "Stretch" Settlement described in Section 4.05. Withdrawal charges, for these purposes, is the total amount that the Ceding Company deducts before paying the cash surrender value upon a full or partial surrender of a Reinsured Contract.

     (iii) Fixed Annuitization Claims. It is the intention of the parties that Reinsurance Claims, for purposes of the Agreement, will reflect a reduction during any Accounting Period in which a Reinsured Contract is settled, in whole or in part, under a fixed annuity settlement option. A Fixed Annuitization Claim, for any Reinsured Contract, shall reflect the greater of (a) account value applied to a fixed annuity payout option; and (b) account value multiplied by the monthly income determined at terms guaranteed in the Reinsured Contract at time of issue divided by the monthly income determined with the Annuity 2000 mortality table (no age setback and age nearest birthday on annuitization date) with Scale G (1995 TSA) mortality improvements and the yield on the most recently auctioned 7-year Treasury Security, as posted in the Wall Street Journal, at the beginning of the month in which the fixed annuitization occurs, plus 50 basis points. Any such amount shall be considered a reinsurance premium for a single premium immediate annuity ("SPIA") contract pursuant to the terms and conditions of that certain coinsurance treaty effective on the Effective Date between the parties and designated Treaty 11.

     (iv) Variable Annuitization Claims. It is the intention of the parties that Reinsurance Claims will reflect any loss incurred by Ceding Company, including mortality losses, relating to Reinsured Contracts in a variable annuitization status. Conversely, Reinsurance Claims will also reflect any gains realized by Ceding Company related to variable annuitization.

E. NET TRANSFERS TO (FROM) SEPARATE ACCOUNTS

For each Accounting Period, Net Transfers to/from Separate Accounts is the net amount of all fund transfers related to the Reinsured Contracts between the Separate Accounts and the general account. Net Transfers from the Separate Accounts to the general account are to be reflected as a positive amount in the "General Account (Coinsurance)" column on Exhibit E and a negative amount in the "Separate Accounts (Modco)" column on Exhibit E. Conversely, Net Transfers to the Separate Accounts from the general account are to be reflected as a negative amount in the "General Account (Coinsurance)" column on Exhibit E and a positive amount in the "Separate Accounts (Modco)" column on Exhibit E. The combined Net Transfers shown for the "General

Account (Coinsurance)" and "Separate Accounts (Modco)" columns on Exhibit E for any Accounting Period shall be equal to $0.

F.  SEPARATE ACCOUNT MODCO INVESTMENT CREDIT

For each Accounting Period, the Separate Account Modco Investment Credit for Separate Accounts H, U and V is equal to the sum of all accrued investment income and capital gains and losses, realized and unrealized, on the Ceding Company's Separate Accounts shown on Exhibit A, which has been credited to (or deducted from) the Reinsured Contracts during the Accounting Period. The Separate Account Modco Investment Credit for Separate Accounts H, U and V is net of the amount of any fees deducted by underlying funds used with the Reinsured Contracts.

For each Accounting Period, the Separate Account Modco Investment Credit for MVA Separate Account 3SA00 is equal to [ (A + B) /2 ] x [ C / (D + .5E) ] where:

(A) equals the Ceding Company's MVA account value for Reinsured Contracts at the beginning of the Accounting Period;

(B) equals the Ceding Company's MVA account value for Reinsured Contracts at the end of the Accounting Period;

(C) equals the total investment income including realized and unrealized capital gains and losses from invested assets held in MVA Separate Account 3SA00 for the Accounting Period;

(D) equals the total invested assets held in MVA Separate Account 3SA00 at the beginning of the Accounting Period, and;

(E) equals the net transfers into/(out of) invested assets held in MVA Separate Account 3SA00 during the Accounting Period.

It is the intent of the parties that the Separate Account Modco Investment Credit shall be adjusted to reflect gains or losses to the Separate Accounts during the Accounting Period resulting from Reinsurer's errors in providing services described in Article 6.

G. MODCO RESERVE ADJUSTMENT

For each Accounting Period, the Modco Reserve Adjustment shall be (1) minus (2), where,

     (1) Equals a modified coinsurance reserve (the "Modco Reserve") held by the Ceding Company at the end of the Accounting Period. For these purposes, the Modco Reserve equals the amounts shown on Ceding Company's statutory statements at the end of the Accounting Period for its Separate Account liabilities related to the Reinsured Contracts, including pending claim reserves. Ceding Company may, for purposes of determining Reinsurance Gain, exclude immaterial reserve amounts determined under the then applicable Commissioners Annuity Reserve Valuation Method (CARVM); and

     (2) Equals the Modco Reserve, determined in accordance with subsection (1), at the end of the previous Accounting Period, except that for the initial Accounting Period, the Modco Reserve will equal the Modified Coinsurance Reserve determined as of the

     Effective Date, in accordance with Sections 5.01, 5.02 and 5.03 and Exhibit B of the Agreement.

H. COMMISSION ALLOWANCE

For each Accounting Period, the Commission Allowance equals the total amount of initial commission (i.e., not trail commission) paid to distributors of the Reinsured Contracts to reflect the receipt of additional premiums on the Reinsured Contracts.

                                    EXHIBIT E
               Form of Quarterly Accounting and Settlement Report

Accounting Period: ________
Calendar Year: ________________
Date Report Completed: ________________

                                                                       General         Separate         Separate
                                                                       Account      Accounts - H, U   Account - MVA
                                                                    (Coinsurance)    and V (Modco)    3SA00 (Modco)
                                                                    -------------   ---------------   -------------
1.  Reinsurance Premiums

2. Net Reinsurance Fees (29.00 bps of beginning + ending separate account value / 2)

3. Reinsurance Claims [a + b + c + d]

      a. Death Claims (i + ii)

         i. Account Value*

         ii. Death Benefit in Excess of Account Value

      b. Withdrawals and Surrenders (i - ii)

         i. Account Value**

         ii. Withdrawal Charges

      c. Fixed Annuitizations

      d. Variable Annuitization gain/loss

4. Net Transfers to/from Separate Accounts

5. Separate Account Modco Investment Credit

6. Modco Reserve Adjustment

7. Commission Allowance (1st yr commissions on new premiums)

REINSURANCE GAIN (1 + 2 - 3 + 4 + 5 - 6 - 7)

      Amount due to the CEDING COMPANY [if < 0]

      Amount due to the REINSURER[if > 0]

*    excludes spousal continuations described in Section 4.03

** includes amounts distributed pursuant to non-spousal beneficiary "stretch" settlements described in Section 4.05

                                SCHEDULE 8.02(B)
                    Material Litigation and Regulatory Action

                                      NONE


                                       S-1